Exhibit 99.1

Liquidity Services Receives One Year Contract Extension

for U.S. Department of Defense Surplus Property Sales

WASHINGTON — December 8, 2016 — Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced that the U.S. Defense Logistics Agency (DLA) has exercised the first of four one-year extension options under its Surplus sales contract (Surplus Contract) for the disposition of usable surplus property from the U.S. Department of Defense. The current Surplus Contract’s performance period now extends through December 14, 2017.

Under the terms of the Surplus Contract extension, Liquidity Services manages the receipt, storage, marketing, and disposition of all usable surplus personal property generated by DoD installations other than rolling stock throughout the United States and its territories. All other terms, including pricing, remain consistent with the Surplus Contract. Assets are offered for sale through Liquidity Services’ online auction marketplace, www.GovLiquidation.com, to a global buyer base.

About Liquidity Services

Liquidity Services (NASDAQ: LQDT) employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. The company operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

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Investor Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com